Exhibit 99.1

News Release

Pioneer Natural Resources Announces Fourth Quarter 2010 Net Gain of

Approximately $33 Million Before Tax from Unusual Items

Dallas, Texas, January 4, 2011 – Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced two unusual items that will be included in the Company’s fourth quarter 2010 earnings (scheduled to be released after the market closes on February 7, 2011):

•

a favorable cash settlement of $140 million related to an insurance claim for the reclamation and abandonment of the Company’s East Cameron 322 facility in the Gulf of Mexico that was destroyed by Hurricane Rita in 2005

•	a decision by the Company not to pursue the development of the Cosmopolitan Unit in the Cook Inlet of Alaska

These two items will result in a net gain being included in the Company’s fourth quarter 2010 earnings of approximately $33 million before tax ($21 million after tax), as the net gain from the East Cameron 322 settlement will more than offset the noncash exploration and abandonment charge related to the Cosmopolitan project.

The proceeds of $140 million from the East Cameron 322 settlement will be used to further support oil-related drilling in the Spraberry, Eagle Ford Shale and Barnett Shale Combo play.

East Cameron 322 Insurance Claim Settlement

As a result of Hurricane Rita in September 2005, Pioneer’s East Cameron 322 facility, located on the Gulf of Mexico shelf, was completely destroyed. Operations to reclaim and abandon the East Cameron 322 facility began in 2006 and are substantially complete, with only minor activities remaining to be completed during 2011.

In 2007, the Company commenced legal actions against its insurance carriers regarding policy coverage issues for the cost of reclamation and abandonment. During the fourth quarter of 2010, the Company and the insurance carriers agreed to settle the insurance policy dispute, resulting in an additional payment to Pioneer of $140 million during the quarter. Including the fourth quarter settlement proceeds, the total amount recovered from the various insurance carriers over the life of the reclamation and abandonment project aggregated approximately $221 million (including business interruption and physical damage coverage), which essentially equals Pioneer’s total expected project costs, including legal expenses.

As a result of the settlement, Pioneer expects to record a net gain associated with the East Cameron 322 project of $134 million in the Company’s fourth quarter 2010 earnings. No cash taxes are expected to be paid in connection with the settlement during the fourth quarter of 2010.

Cosmopolitan

In 2005, Pioneer acquired an interest in the Cosmopolitan Unit in the Cook Inlet of Alaska where the previous owner had an oil discovery for which economic viability was not determined. After completing and interpreting a 3-D seismic shoot, the Company drilled a well to appraise the resource potential of the unit, the results of which were encouraging. Pioneer next completed a workover and fracture stimulation of the well. Subsequent flow test results and engineering studies indicated that the resource potential was not as large as originally estimated. During the fourth quarter of 2010, the Company determined that further appraisal drilling would not be funded based on the project’s limited impact to the Company’s future Alaskan and overall growth profile. As a result, a noncash exploration and abandonment charge of approximately $101 million will be recognized in the fourth quarter of 2010 associated with the decision to abandon the Cosmopolitan project.

Pioneer Natural Resources Company is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, government regulation or action and Pioneer’s ability to implement its business plans. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065

Brian Hansen – 972-969-4017

Media and Public Affairs

Susan Spratlen – 972-969-4018

Suzanne Hicks – 972-969-4020